As filed with the Securities and Exchange Commission on July 28, 2014
Registration No. 333-168537

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
The Hartford Financial Services Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3317783
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
One Hartford Plaza
Hartford, CT 06155
( Address of Principal Executive Offices including Zip Code )
The Hartford 2010 Incentive Stock Plan
( Full title of the Plan )
Donald C. Hunt
Vice President and Corporate Secretary
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT 06155-1900
(860) 547-5000
(Name, address and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-168537) (the “Original Registration Statement”) filed by The Hartford Financial Services Group, Inc. (the “Registrant”) on August 4, 2010 pursuant to which the Registrant registered 18,000,000 shares of its common stock for issuance pursuant to The Hartford 2010 Incentive Stock Plan (the “2010 Incentive Plan”). On May 21, 2014 (the “Effective Date”), the shareholders of the Registrant approved The Hartford 2014 Incentive Stock Plan (the “2014 Incentive Plan”). The 2014 Incentive Plan authorizes the issuance of 12,000,000 shares of the Registrant’s common stock in satisfaction of grants or awards made on and after the Effective Date. These 12,000,000 shares of common stock consist of (i) a number of shares of Registrant’s common stock not previously authorized for issuance under any plan (the “New Shares”), plus (ii) the number of shares of Registrant’s common stock remaining available for issuance under the 2010 Incentive Plan but not subject to outstanding awards as of March 17, 2014 (the “Carried-Over Shares”). There were 6,400,398 Carried-Over Shares as of March 17, 2014, all of which have been authorized for issuance pursuant to the 2014 Incentive Plan, and may no longer be issued under the 2010 Incentive Plan. Pursuant to the undertaking in the Original Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Original Registration Statement to deregister the Carried-Over Shares under the Original Registration Statement. Concurrent with the filing of this Post-Effective Amendment No. 1, the Registrant is filing a new Registration Statement on Form S-8 to register the New Shares and the Carried-Over Shares.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on the 28th day of July, 2014.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
By:	/s/ Alan J. Kreczko
Alan J. Kreczko
Executive Vice President & General Counsel
Connecticut Authorized House Counsel
No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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